Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

     This Fourth Supplemental Indenture is dated as of July 6, 2005 (this “Fourth Supplemental Indenture”), among R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), Reynolds American Inc., a North Carolina corporation (“RAI”), R. J. Reynolds Tobacco Company, a North Carolina corporation (“RJRT”), RJR Acquisition Corp., a Delaware corporation, GMB, Inc., a North Carolina corporation, FHS, Inc., a Delaware corporation, R. J. Reynolds Tobacco Co., a Delaware corporation, RJR Packaging, LLC, a Delaware limited liability company, BWT Brands, Inc., a Delaware corporation, and The Bank of New York, as Trustee under the Indenture referred to below.

WITNESSETH:

     WHEREAS, the Company, R. J. Reynolds Tobacco Company, a New Jersey corporation which was a predecessor-in-interest of RJRT, and the Trustee have heretofore executed and delivered an Indenture, dated as of May 15, 1999 (as amended by the First Supplemental Indenture thereto dated December 12, 2000, the Second Supplemental Indenture thereto dated June 30, 2003, and the Third Supplemental Indenture thereto dated July 30, 2004, and as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of, among other series of notes, an aggregate principal amount of $500,000,000 of the Company’s 7 3/4% Notes due 2006 (the “2006 Notes”);

     WHEREAS, the Company has solicited consents (the “Consent Solicitation”) from the Holders of the 2006 Notes to certain proposed amendments to the Indenture (the “Proposed Amendments”) as set forth in Article II hereof, and made a tender offer for the 2006 Notes (the “Tender Offer”), in each case, in accordance with the terms of an Offer to Purchase and Consent Solicitation Statement dated June 21, 2005 (the “Offer to Purchase”);

     WHEREAS, pursuant to Section 9.2 of the Indenture, with the consent of the Holders of not less than a majority in aggregate principal amount of the 2006 Notes at the time outstanding (voting as one class), the Company, RAI, the Guarantors and the Trustee may enter into a supplemental indenture for the purpose of adopting the Proposed Amendments; and

     WHEREAS, pursuant to the Consent Solicitation, the Holders of a majority in aggregate principal amount of the outstanding 2006 Notes have consented in writing to the adoption of the Proposed Amendments;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE I

Definitions

     SECTION 1.1 Defined Terms. As used in this Fourth Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Fourth Supplemental Indenture shall refer to the “Holders” as defined in the Indenture and to the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Inapplicability of Certain Articles, Sections and Clauses to the 2006 Notes

     SECTION 2.1 Inapplicability of Certain Articles, Sections and Clauses to the 2006 Notes. The following articles and sections of the Indenture shall not be for the benefit of Holders of the 2006 Notes and shall not be enforceable by or on behalf of Holders of the 2006 Notes, and none of the Company, RAI or the Guarantors shall have any obligation to comply with or observe any of their obligations under such articles and sections with respect to the 2006 Notes or Holders thereof, and the failure of the Company, RAI or the Guarantors to comply with or observe any of their obligations under such articles and sections shall not constitute an Event of Default with respect to the 2006 Notes or the Holders thereof:

Section 3.5	Negative Pledge

Section 3.6	Certain Sale and Lease-back Transactions

Section 3.7	Corporate Existence

Section 3.8	Payment of Taxes and Other Claims

Section 3.9	Waiver of Stay, Extension or Usury Laws

Article IV	Consolidation, Merger, Sale or Conveyance

     In addition, the Event of Default defined in clause (f) of Section 6.1, “Event of Default Defined; Acceleration of Maturity; Waiver of Default,” shall not constitute an Event of Default with respect to the 2006 Notes or the Holders thereof.

     Any and all references to the foregoing articles, sections and clauses and any and all obligations thereunder related solely to such articles, sections and clauses throughout the Indenture shall not be applicable with respect to the 2006 Notes and the Holders thereof, and such articles, sections and clauses and references shall be of no further force or effect with respect to the 2006 Notes and the Holders thereof. All definitions in the Indenture which are used exclusively in the articles, sections and clauses deleted pursuant to this Section 2.1 shall not be applicable with respect to the 2006 Notes and the Holders thereof.

ARTICLE III

Effectiveness of Supplemental Indenture; Operativeness of Amendments

     SECTION 3.1 Effectiveness of Supplemental Indenture. This Fourth Supplemental Indenture shall become effective upon the due execution and delivery by the Company, the Guarantors, RAI and the trustee of this Fourth Supplemental Indenture.

     SECTION 3.2 Operativeness of Amendments. Notwithstanding Section 3.1 of this Fourth Supplemental Indenture, the Proposed Amendments set forth in Article II of this Fourth Supplemental Indenture shall become operative when, and only when, all of the following conditions shall have been satisfied:

     (a) the Company shall have accepted the Notes validly tendered and not validly withdrawn in connection with the Tender Offer; and

     (b) the Financing Condition (as defined in the Offer to Purchase) shall have been satisfied.

ARTICLE IV

Miscellaneous

     SECTION 4.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Fourth Supplemental Indenture or the Indenture or any provision herein or therein contained.

     SECTION 4.2 Governing Law. This Fourth Supplemental Indenture shall be governed by the laws of the State of New York.

     SECTION 4.3 Severability Clause. In any case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

     SECTION 4.4 Ratification of Indenture; Fourth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

     SECTION 4.5 Counterparts. The parties hereto may sign one or more copies of this Fourth Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

     SECTION 4.6 Headings. The headings of the Articles and the sections in this Fourth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     SECTION 4.7 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company, the Guarantors and RAI and not of the Trustee.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

Address:	R.J. REYNOLDS TOBACCO HOLDINGS, INC.
401 North Main Street
Winston-Salem, NC 27102
	By:	/s/ McDara P. Folan, III

Name: McDara P. Folan, III Title: Senior Vice President and Secretary

Address:	REYNOLDS AMERICAN INC.,
401 North Main Street	as a guarantor
Winston-Salem, NC 27102
	By:	/s/ McDara P. Folan, III

Name: McDara P. Folan, III Title: Senior Vice President, Deputy General Counsel and Secretary

Address:	RJR ACQUISITION CORP.,
1007 N. Orange Street	as a Guarantor
Suite 1402
Wilmington, DE 19801	By:	/s/ McDara P. Folan, III

Name: McDara P. Folan III Title: Vice President and Assistant Secretary

Address:	R. J. REYNOLDS TOBACCO COMPANY,
401 North Main Street	as a Guarantor
Winston-Salem, NC 27102
	By:	/s/ Charles A. Blixt

Name: Charles A. Blixt Title: Executive Vice President and General Counsel

Address:	R. J. REYNOLDS TOBACCO CO.,
401 North Main Street	as a Guarantor
Winston-Salem, NC 27102
	By:	/s/ Guy M. Blynn

Name: Guy M. Blynn Title: Secretary

Address:	RJR PACKAGING, LLC,
220 East Polo Road	as a Guarantor
Winston-Salem, NC 27102
	By:	/s/ McDara P. Folan, III

Name: McDara P. Folan, III Title: Secretary

Address:	FHS, INC.,
1007 N. Orange Street	as a Guarantor
Suite 1402
Wilmington, DE 19801
	By:	/s/ Vernon A. Stewart

Name: Vernon A. Stewart Title: Vice President

Address:	GMB, INC.,
401 North Main Street	as a Guarantor
Winston-Salem, NC 27102
	By:	/s/ Michael J. Madigan

Name: Michael J. Madigan Title: Secretary

Address:	BWT BRANDS, INC.,
401 North Main Street	as a Guarantor
Winston-Salem, NC 27102
	By:	/s/ Michael J. Madigan

Name: Michael J. Madigan Title: Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Derek Kettel

Name: Derek Kettel Title: Agent

5